EXHIBIT 5.1

June 23, 2017

Co-Diagnostics, Inc.

8160 S. Highland Drive

Salt Lake City, Utah 84124

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Co-Diagnostics, Inc., a Utah corporation (the “Company”), in connection with the registration of (a) 1,495,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 195,000 shares of Common Stock issuable upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any (the “IPO Shares”) and (b) 676,557 shares of Common Stock, consisting of (i) 386,608 shares of our Common Stock issuable upon conversion of notes (the “Conversion Shares”) held by certain selling shareholders (the “Selling Shareholders”) and (ii) 289,949 shares of our Common Stock issuable upon exercise of outstanding warrants held by the Selling Shareholders (the “Warrant Shares”), pursuant to a registration statement on Form S-1, File No. 333-217542 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We have examined originals or certified copies of such the Company’s articles of incorporation and by-laws and such other corporate records of the Company and other documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers of the Company.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the IPO Shares have been duly authorized by the Company and, when paid for and issued in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares have been duly authorized by the Company and, when and if paid for and issued upon the exercise of the warrants in accordance with their terms, such Warrant Shares will be validly issued, fully paid and non-assessable and (iii) the Conversion Shares, when issued in accordance with the terms of the Notes as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and Prospectus and in any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Carmel, Milazzo & DiChiara LLP
Carmel, Milazzo & DiChiara LLP